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                                                                   Exhibit 8.1

[McCarty, Curry, Wydeven, Peeters & Haak, LLP letterhead]

May 18, 1998

BancSecurity Corporation
11 N. First Avenue
P O Box 370
Marshalltown IA  50158-0370

Ladies and Gentlemen:

Re: Registration Statement on Form S-4 for Proposed Merger of BancSecurity Acquisition Corporation ("Acquisition Subsidiary"), a wholly owned subsidiary of F&M Bancorporation, Inc. ("F&M") into BancSecurity Corporation ("BancSecurity")

We have acted on behalf of F&M Bancorporation, Inc., in connection with the Merger Agreement by and among F&M, BancSecurity and Acquisition Subsidiary dated as of December 1, 1997, (the "Merger Agreement"), and the Registration Statement of F&M on Form S-4, to which this letter is an exhibit (the "Registration Statement").

We have reviewed the section of the Registration Statement entitled "The Merger
- Federal Income Tax Consequences" and that section is our opinion regarding the matters of law discussed in that section, assuming the transaction is consummated as provided in the Merger Agreement and described in the Registration Statement. This opinion is based on our interpretation of the currently applicable sections of the Internal Revenue Code, Treasury Regulations, Internal Revenue Service Rulings, and the cases we believe are controlling.

The transactions contemplated by the Merger Agreement are conditioned upon the issuance by McCarty, Curry, Wydeven, Peeters & Haak, LLP of its opinion that the proposed merger of F&M and BancSecurity constitutes a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. That opinion regarding reorganization treatment has not yet been given and is not contained in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We call to your attention that at May 1, 1998, six attorneys with our firm who are providing services with respect to the matters discussed in the Registration Statement owned an aggregate of 12,342 shares of F&M Common.

Yours very truly,

/s/

McCARTY, CURRY, WYDEVEN, PEETERS & HAAK, LLP